Filed pursuant to Rule 433

Registration No. 333-199716

Issuer Free Writing Prospectus dated November 19, 2014

Relating to Preliminary Prospectus Supplement dated November 19, 2014

Explanatory note: This Free Writing Prospectus is being filed to correct a typographical error in the optional redemption section.

TRIMBLE NAVIGATION LIMITED

Pricing Term Sheet

4.750% Notes due 2024

Issuer:	Trimble Navigation Limited

Format:	SEC Registered

Title:	4.750% notes due 2024 (the “Notes”)

Principal Amount:	$400,000,000

Maturity:	December 1, 2024

Coupon:	4.750%

Ratings*:	Baa2 (Stable) by Moody’s Investor Service, Inc. BBB- (Stable) by Standard & Poor’s Ratings Services

Price to Public:	99.205% of face amount

Yield to Maturity:	4.851%

Spread to Benchmark Treasury:	T+250 bps

Benchmark Treasury:	2.250% due November 15, 2024

Benchmark Treasury Price and Yield:	99-03+ / 2.351%

Interest Payments:	Semi-annually on December 1 and June 1, commencing June 1, 2015

Optional Redemption:	At any time prior to September 1, 2024 (three months prior to maturity) at a discount rate of Treasury plus 40 basis points; par call at any time on or after September 1, 2024

Trade Date:	November 19, 2014

Settlement Date (T+3):	November 24, 2014

CUSIP/ISIN:	896239AA8 / US896239AA85

Joint Bookrunners:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Scotia Capital (USA) Inc.

Wells Fargo Securities, LLC

BBVA Securities Inc.

HSBC Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus), which became effective on October 30, 2014, and a preliminary prospectus supplement dated November 19, 2014 with the SEC for the offering to which this communication relates. Before you invest, you should read the registration statement (including the prospectus), the preliminary prospectus supplement and other documents Trimble has filed with the SEC for more complete information about Trimble and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 11th Floor, New York, NY 10038, Attention: Prospectus Department, Telephone (800) 294-1322 or J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk – 3rd floor, Telephone (212) 834-4533.